Exhibit 10.15

LOAN AND SECURITY AGREEMENT

SENORX, INC.

This LOAN AND SECURITY AGREEMENT dated as of the Effective Date, between ESCALATE CAPITAL I, L.P. (“Lender”), whose address is 2400 Sand Hill Road, Suite 201, Menlo Park, California 94025, and SENORX, INC. (“Borrower”), whose address is 11 Columbia, Suite A, Aliso Viejo, California 92656 provides the terms on which Lender will lend to Borrower and Borrower will repay Lender. The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS ACCOUNTING TERMS NOT DEFINED IN THIS AGREEMENT WILL BE CONSTRUED FOLLOWING GAAP. CALCULATIONS AND DETERMINATIONS MUST BE MADE FOLLOWING GAAP. THE TERM “FINANCIAL STATEMENTS” INCLUDES THE NOTES AND SCHEDULES. THE TERMS “INCLUDING” AND “INCLUDES” ALWAYS MEAN “INCLUDING (OR INCLUDES) WITHOUT LIMITATION,” IN THIS OR ANY LOAN DOCUMENT.

2. LOAN AND TERMS OF PAYMENT.

2.1 Advances.

2.1.1 Lender shall fund an initial Advance of not less than Six Million Dollars ($6,000,000) on the Effective Date. During the Drawdown Period, the Lender will make additional Advances not exceeding Four Million Dollars ($4,000,000). Each additional Advance shall be for an amount not less than Two Million Dollars ($2,000,000). Amounts borrowed under this Section when repaid may not be reborrowed.

2.1.2 To obtain an Advance, Borrower must notify Lender by facsimile or telephone by 12:00 p.m. Pacific time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to Lender the Advance Form attached as Exhibit B. Lender will credit Advances to Borrower’s deposit account designated in the Advance Form. Lender may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Lender may rely on any telephone notice given by a person whom Lender believes is a Responsible Officer or designee. Borrower will indemnify Lender for any loss Lender suffers due to such reliance.

2.1.3 The Committed Line terminates on the Maturity Date, when all Advances are immediately payable.

2.2 Termination of Commitment to Lend. Lender’s obligation to lend the undisbursed portion of the Committed Line will terminate if, in Lender’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation or condition (financial or otherwise) of Borrower or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Lender prior to the execution of this Agreement.

2.3 Interest Rate, Payments.

2.3.1 Interest Rate. Advances accrue interest on the outstanding principal balance at a per annum rate of eleven and one-half percent (11.50%). After an Event of Default, Obligations accrue interest at 5 percent above the rate effective immediately before the Event of Default. Interest is computed on a 360 day year for the actual number of days elapsed.

2.3.2 Interest and Principal Payments. Interest due on the Committed Line is payable on the last Business Day of each month beginning December 31, 2006; provided that, at the option of the Borrower, 300 basis points of the accrued interest due on any Payment Date through April 30, 2008, may be deferred until the Maturity Date. If Borrower elects to defer interest in accordance with the preceding sentence, or if interest is not paid when due, such interest shall be added to the principal and shall accrue at the rate of eleven and one-half percent (11.50%) per annum commencing as of the date of deferral or nonpayment. The aggregate Advances outstanding on the expiration of the Drawdown Period, including the initial Advance of $6,000,000, shall be repaid in thirty (30) equal principal payments with the first installment due on May 30, 2008 and the last on October 31, 2010. Payments received after 12:00 noon Pacific time shall be considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day and additional interest shall accrue.

2.3.3 Prepayment. At Borrower’s option, so long as an Event of Default has not occurred and is not continuing, Borrower shall have the option to prepay any outstanding principal amount under this Agreement upon five (5) days’ notice to Lender, without payment of any premium or penalty. Partial principal prepayments shall be applied to the principal installments in the inverse order of maturity. Such prepayments shall be accompanied by payment of the interest accrued with respect to the principal prepaid.

2.3.4 Place and Manner of Payments. Borrower shall make all payments due to Lender in lawful money of the United States, in immediately available funds, at Lender’s address set forth in Section 10. Lender may debit any of Borrower’s deposit accounts, including Borrower’s account             at Silicon Valley Bank for any amount due under this Agreement. Borrower will sign such ACH instructions as Lender requests to authorize such debits.

2.4 Fees. Borrower will pay:

2.4.1 Facility Fee. On the Effective Date, a fully earned, non-refundable Facility Fee of $100,000 for the Committed Line (Lender acknowledges that the Facility Fee was paid in conjunction with Borrower’s execution of Summary of Terms for the Committed Line); and

2.4.2 Lender Expenses. All Lender Expenses incurred through and after the Effective Date, are payable when due, including reasonable attorneys’ fees and expenses; provided, however, that such attorneys’ fees through the Effective Date shall not exceed $15,000.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. Lender’s obligation to make the initial Credit Extension is subject to the following conditions precedent:

(a) Lender shall have received in connection with the closing of the Advance on or before the Closing Date, in form and substance satisfactory to Lender:

(i)	This Agreement, duly executed by Borrower;

(ii)	Copies, certified by the Secretary of Borrower, of: (A) the Certificate of Incorporation and Bylaws of Borrower (as amended to the date of this Agreement), (B) the resolutions adopted by Borrower’s board of directors authorizing the transactions contemplated hereby and the documents being executed in connection therewith, and (C) the incumbency of the officers executing this Agreement and the other Loan Documents on behalf of Borrower.

(iii)	All consents (in form and substances satisfactory to Lender) of Borrower’s stockholders and third parties necessary in connection with Borrower’s execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated thereby.

(iv)	The Warrant to Purchase Preferred Stock (the “Warrant”), in the form attached hereto as Exhibit C, duly executed by Borrower.

(v)	A Management Rights Letter in the form attached hereto as Exhibit D, duly executed by Borrower.

(vi)	Corporate Resolutions to Borrow in the form attached hereto as Exhibit E, duly executed by Borrower.

(vii)	An Agreement to Provide Insurance in the form attached hereto as Exhibit F, duly executed by Borrower.

(viii)	A Subordination Agreement with Silicon Valley Bank, the first lienholder on the Collateral, in form and substance satisfactory to Lender.

(ix)	A lien search on Borrower of the Uniform Commercial Code records of the Secretary of State of Delaware.

(x)	Copies of certificates of existence and good standing (including tax status if available) with respect to Borrower from the States of Delaware and California, as of a date acceptable to Lender.

(xi)	Copies of Borrower’s current annual, quarterly and monthly financial statements.

(xii)	A payoff letter from Venture Lending & Leasing IV, Inc.(“VLL”) with respect to the Indebtedness outstanding under the Loan and Security Agreement, dated as of December 27, 2004, between Borrower and VLL.

(xiiii)	Such other documents, instruments and agreements as Lender shall reasonably request from Borrower.

3.1.1 Borrower Condition. Lender shall have determined that Borrower’s business, assets, financial condition, operations, results of operations and prospects are substantially as have been represented to Lender and no Material Adverse Change shall have occurred and no condition shall exist which in Lender’s sole judgment will or may cause a Material Adverse Change.

3.1.2 Due Diligence. Lender shall have completed, and shall be satisfied, in its sole discretion, with the results of, its due diligence of Borrower.

3.2 Conditions Precedent to all Credit Extensions. Lender’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) timely receipt of any Advance Form; and

(b) the representations and warranties in Section 5 must be materially true on the date of the Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants Lender a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. If this Agreement is terminated, Lender’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

4.2 Authorization of File. Borrower authorizes Lender to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Lender deems appropriate, in order to perfect or protect Lender’s interest in the Collateral.

5. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants on the date hereof and on the dates specified in Section 3.2(b) as follows:

5.1 Due Organization and Authorization. Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower has not changed its state of formation or its organizational structure or type or any organizational number (if any) assigned by its jurisdiction of formation.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2 Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens, or Borrower has Rights to each asset that is Collateral. Borrower has no other deposit account, other than the deposit accounts described in the Schedule. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse), except for (i) Collateral held by customers for evaluation at customer sites, and (ii) Collateral located at contract manufacturers and similar companies as part of the manufacturing process, to the extent that the aggregate value of the Collateral described in clauses (i) and (ii) does not exceed (A) Two Million Dollars ($2,000,000) during the period commencing on the Effective Date and ending on December 31, 2007, and (B) five percent (5%) of Borrower’s revenues for the preceding fiscal year for each fiscal year commencing after December 31, 2007. If Borrower, after the Effective Date, intends to store or otherwise deliver the Collateral to such a bailee, other than those described in clauses (i) and (ii) of the preceding sentence, then Borrower will notify Lender and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Lender. All Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property, except for licenses permitted under this Agreement and granted to its customers in the ordinary course of business. Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, except to the extent that such invalidity or unenforceability could not reasonably be expected to cause a Material Adverse Change, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

5.3 Litigation. Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened in writing by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4 No Material Adverse Change in Financial Statements. All consolidated financial statements for Borrower, and any Subsidiary, delivered to Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lender.

5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not subject to regulation as an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7 Investments in Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Lender (taken together with all such written certificates and written statements to Lender) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. It being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6. AFFIRMATIVE COVENANTS. Borrower will do all of the following for so long as Lender has an obligation to lend, or there are outstanding Obligations:

6.1 Government Compliance. Borrower will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations; provided, that (i) any Subsidiary may merge as permitted in Section 7.3, and (ii) any Subsidiary may liquidate, so long as Borrower or another Subsidiary becomes owner of its assets upon liquidation and such liquidation would not cause a Default or an Event of Default. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower will deliver to Lender: (i) as soon as available, but no later than 30 days after the last day of each month, an unaudited statement of operations and consolidated balance sheet for and as of the end of such month, in reasonable detail (including comparisons to the operating budget) and prepared in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes(it being understood that monthly financial statements may not include updated valuations and other procedures that are required to prepare financial statements in accordance with GAAP but which are not customarily undertaken for monthly financial statements), certified by a Responsible Officer; (ii) as soon as available, but no later than 120 days, if prior to an IPO, and 90 days, if after an IPO, after the last day of Borrower’s fiscal year, a balance sheet, and statements of operations and cash flow for such fiscal year. Such year-end financial reports shall be prepared in accordance with GAAP, and audited and certified by independent certified public accountants of nationally recognized standing selected by Borrower; (iii) within 5 days of filing, copies (or an electronic link to a website where they are available) of all statements, reports and notices made available to Borrower’s security holders or to any holders of Senior Indebtedness or Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could result in damages or costs (not covered by insurance) to Borrower or any Subsidiary of $250,000 or more; and (v) regularly prepared budgets, sales projections, operating plans or other financial information that Lender reasonably requests.

(b) Within 30 days after the last day of each month, Borrower will deliver to Lender with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit G. Such Compliance Certificate shall indicate whether any defaults or events of default exist under the SVB Loan Agreement.

(c) Allow Lender to audit Borrower’s Collateral at Borrower’s expense. Such audits will be conducted no more often than every year unless an Event of Default has occurred and is continuing.

6.3 Inventory. Borrower will keep all Inventory in good and marketable condition, free from material defects.

6.4 Taxes. Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith and for which adequate reserves have been created in accordance with GAAP) and will deliver to Lender, on demand, appropriate certificates attesting to the payment.

6.5 Insurance. Borrower will keep its business and the Collateral insured for risks and in amounts, as Lender may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Lender in Lender’s reasonable discretion. All property policies will have a lender’s loss payable endorsement showing Lender as an additional loss payee and all liability policies will show the Lender as an additional insured and provide that the insurer must give Lender at least 20 days notice before canceling its policy. At Lender’s request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Lender’s option, be payable to Lender on account of the Obligations.

6.6 Financial Covenants. If an IPO has not occurred on or before June 30, 2007, then the financial covenants set forth in the SVB Loan Agreement will be incorporated herein, together with the relevant definitions in the SVB Loan Agreement, mutatis mutandis, and Borrower thereafter shall comply with such financial covenants as and when specified until an IPO occurs (such time period for which financial covenants are applicable, the “Financial Covenants Period”). For purposes of the foregoing, the financial covenants set forth in the SVB Loan Agreement as of the Effective Date, which are (A) the Minimum Adjusted Quick Ratio covenant of 0.95 to 1.00 set forth in Section 6.7(A) of the SVB Loan Agreement and (B) the Minimum Quarterly Revenue covenant set forth in Section 6.7(B) of the SVB Loan Agreement, may be amended from time to time but to the extent that they are incorporated herein such amendments shall affect the corresponding financial covenants herein only to the extent that such amendments cumulatively do not result in a greater than twenty percent (20%) reduction in the required Borrower financial performance under such financial covenants as of the Effective Date; if the amendments exceed this percentage limit, then such covenants, when incorporated herein, shall be as amended to the extent they would not exceed the twenty percent (20%) reduction limit. In addition, any financial covenants added to the SVB Loan Agreement after the Effective Date may be amended from time to time, but to the extent that they are incorporated herein such amendments shall affect the corresponding financial covenants herein only to the extent that such amendments cumulatively do not result in a greater than twenty percent (20%) reduction in the required Borrower financial performance under such financial covenants as of the date or dates that such financial covenants are added to the SVB Loan Agreement; if the amendments exceed this percentage limit, then such covenants, when incorporated herein, shall be as amended to the extent they would not exceed the twenty percent (20%) reduction limit. If the SVB Loan Agreement terminates or expires and is not extended during the Financial Covenants Period, then Borrower and Lender shall promptly negotiate, in good faith, mutually agreed upon quarterly financial covenants to which Borrower shall be subject for the remainder of the Financial Covenants Period. All references to the SVB Loan Agreement and the financial covenants set forth therein shall also refer to any replacement credit facility constituting Senior Indebtedness unless the context otherwise requires.

6.7 Intellectual Property Rights. Borrower will (i) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Lender in writing of material infringements and (ii) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without Lender’s written consent, except in each case where Borrower determines, in its reasonable business judgment, that such action (or inaction) is in Borrower’s best interest.

6.8 Further Assurances. Borrower will execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s security interest in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS. For so long as Lender has an obligation to lend or there are any outstanding Obligations, Borrower shall not, without Lender’s prior written consent (which shall be a matter of its good faith business judgment), do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property (including its Intellectual Property), except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses (or exclusive licenses for a particular geographic area, field of use or time period) and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out, unnneeded or obsolete Equipment, and (iv) in connection with Permitted Liens and Permitted Investments and other transactions permitted under Section 7.6.

7.2 Changes in Business, Ownership, Management or Locations of Collateral Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related or incidental thereto enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 50% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital or strategic investors). Borrower will not, without contemporaneous written notice, relocate its chief executive office, change its state of formation (including reincorporation), change its organizational number or name or add any new offices or business locations (such as warehouses) in which Borrower maintains or stores over $50,000 in Collateral. Change the persons holding the offices of Chief Executive Officer, Chief Financial Officer, or Chief Technology/Information Officer (each a “Senior Executive”) unless a replacement is approved by a majority of Borrower’s Board of Directors, including a majority of those members of the Board of Directors who were members of the Board of Directors and not employees of Borrower (the “Outside Directors”), within 180 days of the date of the termination of such Senior Executive, provided that if a majority of the Outside Directors determine that such Senior Executive shall not be replaced, that Borrower shall so notify Lender within 30 days of the determination.

7.3 Mergers or Acquisitions. Except for Permitted Acquisitions, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property (including its Intellectual Property), or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the security interest granted herein, subject to Permitted Liens.

7.6 Distributions; Investments. Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments and Permitted Acquisitions, or permit any of its Subsidiaries to do so. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert or exchange any of its convertible securities into or for other securities pursuant to the terms of such convertible securities or otherwise and may make cash payments in lieu of fractional shares in connection with such conversion or any stock dividend, stock split or combination, (ii) Borrower may pay dividends solely in common stock; (iii) Borrower may acquire capital stock in connection with (A) the exercise of stock options or warrants by way of cashless exercise, or (B) satisfaction of withholding obligations related to the exercise of stock options; (iv) in connection with any Permitted Acquisition, the Borrower or any of its Subsidiaries may, (A) receive or accept the return of capital stock of Borrower constituting a portion of the purchase price in settlement of indemnification claims, or (B) make payments or distributions to dissenting stockholders pursuant to applicable law, and (v) Borrower may repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate $250,000 per fiscal year.

7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms and that, in the case of Affiliates that are not Subsidiaries, are no less favorable to such Person than would be obtained in an arm’s length transaction with a nonaffiliated Person.

7.8 Subordinated Debt. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Lender’s prior written consent.

7.9 Compliance. Become regulated as an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur if the same would reasonably be expected to cause a Material Adverse Change; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8. EVENTS OF DEFAULT. Any one of the following is an Event of Default:

8.1 Payment Default. If Borrower fails to pay any of the Obligations within 3 days after their due date (provided that no Credit Extensions will be made during such cure period);

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 6.2, 6.6 or 6.7 or violates any of the covenants contained in Section 7 of this Agreement, or

(b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Lender and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period);

8.3 Material Adverse Change. If there (i) occurs a material adverse change in the business, operations, or financial condition of the Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) is a material impairment of the value or priority of Lender’s security interests in the Collateral (the foregoing being defined as a “Material Adverse Change”).

8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within 10 days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.5 Insolvency. If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6 Other Agreements. If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $1,000,000 or that could cause a Material Adverse Change;

8.7 Judgments. If a money judgment(s) in the aggregate of at least $500,000 is rendered against Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8 Misrepresentations. If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan Document; or

8.9 Guaranty. Any guaranty of any Obligations ceases for any reason to be in full force or any Guarantor does not perform any obligation under any guaranty of the Obligations, or any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Lender in connection with the guaranty, or any circumstance described in Sections 8.4, 8.5 or 8.7 occurs to any Guarantor.

9. LENDER’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. When an Event of Default occurs and continues Lender may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Lender);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Lender considers advisable; notify any Person owing Borrower money of Lender’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Lender and, if requested by Lender, immediately deliver the payments to Lender in the form received from the account debtor, with proper endorsements for deposit;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Lender requires and make it available as Lender designates. Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Lender owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Lender is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Lender’s benefit; and

(g) Dispose of the Collateral according to the Code.

Lender may deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral.

9.2 Power of Attorney. Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Lender as its lawful attorney to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Lender determines reasonable; and (v) transfer the Collateral into the name of Lender or a third party as the Code permits. Lender may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Lender’s appointment as Borrower’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lender’s obligation to provide Credit Extensions terminates.

9.3 Lender Expenses. If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Lender may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Lender deems prudent. Any amounts paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

9.4 Lender’s Liability for Collateral. If Lender complies with reasonable lending practices and Section 9-207 of the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Except as provided above, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.5 Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Lender and then is only effective for the specific instance and purpose for which it was given.

9.6 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.

10. NOTICES. All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER. California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lender each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure §638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Lender’s prior written consent which may be granted or withheld in Lender’s discretion. Lender has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights and benefits under this Agreement.

12.2 Indemnification. Borrower will indemnify, defend and hold harmless Lender and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lender Expenses incurred, or paid by Lender from, following, or consequential to transactions between Lender and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Lender’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations in this Agreement.

12.4 Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Amendments in Writing, Integration. All amendments to this Agreement must be in writing and signed by Borrower and Lender. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Lender will survive until all statutes of limitations for actions that may be brought against Lender have run.

12.8 Confidentiality. All financial information (other than any such information contained periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by the Borrower to Lender in writing and together with all other written information disclosed by Borrower to Lender that is marked “Confidential” shall be considered confidential for purposes hereof, subject to the last sentence of this Section 12.8. In handling any confidential information, Lender will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Lender’s subsidiaries or affiliates, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Lender shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Lender’s examination or audit and (v) as Lender considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain after disclosure to Lender; or (b) is disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information.

12.9 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Lender arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13. DEFINITIONS.

13.1 Definitions. In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

“Advance” or “Advances” is a loan advance (or advances) under the Committed Line.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Lender is closed.

“Code” is the California Uniform Commercial Code, as applicable.

“Collateral” is the property described on Exhibit A.

“Committed Line” is an amount of up to $10,000,000.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Credit Extension” is each Advance or any other extension of credit by Lender for Borrower’s benefit.

“Drawdown Period” means the period commencing on the Effective Date and terminating on June 30, 2007.

“Effective Date” is the date Lender executes this Agreement.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“GAAP” is generally accepted accounting principles.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other Bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is all of Borrower’s:

(a) Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

(c) All design rights which may be available to Borrower now or later created, acquired or held;

(d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IPO” is the initial public offering of Borrower’s common stock pursuant to an registration statement under the Securities Act of 1933, as amended.

“Lender Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Lender in connection with this Agreement, all as amended, extended or restated.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” is defined in Section 8.3.

“Maturity Date” is October 31, 2010.

“Obligations” are debts, principal, interest, Lender Expenses and other amounts Borrower owes Lender now or later, including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lender.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Acquisitions” are any purchase occurring after an IPO (in one or more related transactions) of substantially all of the stock of, merger or consolidation with or acquisition of all or substantially all of the assets of, any Person, so long as no Default or Event of Default has occurred and is continuing, or would occur as a result thereof, where the cash consideration when aggregated with all Permitted Acquisitions in a fiscal year would not exceed $5,000,000.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Lender under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Effective Date and shown on the Schedule, including (i) the Senior Indebtedness, (ii) the Indebtedness owed to Century Medical, Inc. pursuant to the Convertible Subordinated Note Agreement, dated as of May 9, 2002, as amended from time to time, and (iii) the Indebtedness owed to the Investors, as defined in the Note Purchase Agreement, dated as of May 4, 2006, as amended from time to time;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness secured by Permitted Liens;

(f) Other Indebtedness in an amount not to exceed $250,000; and

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (b), (c), and (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon a Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Schedule and existing on the Effective Date; and

(b)(i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) Lender’s certificates of deposit issued maturing no more than 1 year after issue; and (iv) Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any amendment thereto) has been approved by Lender;

(c) negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d) Investments consisting of deposit accounts in which Lender has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments by Borrower in Subsidiaries not to exceed $500,000 in the aggregate in any fiscal year;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (i) shall not apply to Investments of Borrower in any Subsidiary;

(j) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support and/or cash investments not exceeding $100,000, in the aggregate in any fiscal year; and

(k) other Investments not otherwise permitted by Section 7.6 not exceeding $500,000 in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Schedule, including the Liens against the Collateral secured Senior Indebtedness, or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Lender’s security interests;

(c) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d) Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Lender a security interest;

(e) Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(f) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties;

(g) Liens to secure payment of workers’ compensation, employment insurance, pensions, social security and other like obligations incurred in the ordinary course of business;

(h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.7;

(i) Liens in favor of financial institutions arising in connection with a Borrower’s deposit and/or securities accounts held at such institutions;

(j) other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a material adverse effect on Borrower and its Subsidiaries taken as a whole and not having any priority over the Lien in favor of Lender; and

(k) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

“Rights”, as applied to the Collateral, means the Borrower’s rights and interests in, and powers with respect to, that Collateral, whatever the nature of those rights, interests and powers and, in any event, including Borrower’s power to transfer rights in such Collateral to Lender.

“Schedule” is the Schedule of Exceptions attached hereto.

“Senior Indebtedness” is the Indebtedness owed to Silicon Valley Bank or any permitted successor, assignee or substitute revolving credit lender pursuant to the SVB Loan Agreement, to the extent that prior to June 30, 2007: (A) the principal amount of the Indebtedness under the term loan facility under the SVB Loan Agreement (the “Term Loan Indebtedness”) does not exceed $1,000,000, and (B) the principal amount of the Indebtedness under the revolving credit facility under the SVB Loan Agreement, when aggregated with the principal amount of the Term Loan Indebtedness, does not exceed $4,000,000. Commencing as of July 1, 2007, the aggregate principal amount of the Senior Indebtedness may not exceed as of any date the greater of (i) $4,000,000, and (ii) fifty percent (50%) of Borrower’s average revenue, as determined in accordance with GAAP, for the two most recently completed fiscal quarters of Borrower. Borrower may at any time and from time to time enter into a revolving credit facility with another lender or lenders, so long as such lender becomes or lenders become party to a subordination agreement on substantially the same terms as that entered into between Lender and Silicon Valley Bank, and the Indebtedness under such new revolving credit facility shall constitute Senior Indebtedness hereunder.

“Subordinated Debt” is Indebtedness incurred by Borrower subordinated to Borrower’s Obligations and which is reflected in a written agreement in a manner and form acceptable to Lender and approved by Lender in writing.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“SVB Loan Agreement” is the Loan and Security Agreement, dated as of March 15, 2002, between Borrower and Silicon Valley Bank, as amended from time to time, and any successor loan and security agreement between Borrower and Silicon Valley Bank.

“Trademarks” are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

SENORX, INC.		ESCALATE CAPITAL I, L.P.,
a Delaware limited partnership
		By:	Escalate Capital Management I,
its general partner
		By:	EC Management I, L.P.,
a general partner
		By:	Escalate Capital Management Co., LLC,
its general partner

By:	/s/ Lloyd H. Malchow	By:	/s/ James E. Ellison

Name:	Lloyd H. Malchow	Name:	James E. Ellison
	(Print)		(Print)

Title:	President & C.E.O.	Title:	Member

Effective Date: 12/6/06

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following whether owned now or hereafter arising and whether the Borrower has rights now or hereafter has rights therein and wherever located:

All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles (as such definitions may be amended from time to time according to the Code), now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (as such definitions may be amended from time to time according to the Code) whether or not earned by performance, and any and all credit insurance, insurance (including refund) claims and proceeds, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, certificates of deposit, instruments and chattel paper and electronic chattel paper now owned or hereafter acquired and Borrower’s Books relating to the foregoing;

All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

Notwithstanding the foregoing, the Collateral shall not be deemed to include any copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, mask works (and applications and registrations therefore) and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and any confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property. The Collateral shall also include, without limitation, proceeds arising from the licensing of Intellectual Property.

EXHIBIT B

LOAN REQUEST FORM

TO: Escalate Capital I, L.P.		DATE:	TIME:
FAX #:

FROM:	SenoRx, Inc.

FROM:
Authorized Signer’s Name

FROM:
Authorized Signature (Borrower)
PHONE #:

For Lender Use Only
REQUESTED ADVANCE AMOUNT $	Date Rec’d:
Time:
	Comp. Status:	YES	NO
OTHER INSTRUCTIONS:	Status Date:
Time:
Approval:

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for any Advance confirmed by this Advance Form; provided, however, that those representations and warranties the date expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*	IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE) YES NO

If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Lender Transfer Number
The items marked with an asterisk (*) are required to be completed.
*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Account	$

EXHIBIT C

WARRANT

EXHIBIT D

MANAGEMENT RIGHTS LETTER

EXHIBIT E

CORPORATE BORROWING RESOLUTION

Borrower:	SenoRx, Inc. 11 Columbia, Suite A Aliso Viejo, California 92656	Lender:	Escalate Capital I, L.P. 2400 Sand Hill Road, Suite 201 Menlo Park, California 94025

I, the Secretary or Assistant Secretary of SenoRx, Inc. (“Borrower”), CERTIFY that Borrower is a corporation existing under the laws of the State of Delaware.

I certify that at a meeting of Borrower’s Directors (or by other authorized corporate action) duly held the following resolutions were adopted.

It is resolved that any one of the following officers of Borrower, whose name, title and signature is below:

NAMES	POSITIONS	ACTUAL SIGNATURES

may act for Borrower and:

Borrow Money. Borrow money from Escalate Capital I, L.P. (“Lender”).

Execute Loan Documents. Execute any loan documents Lender requires.

Grant Security. Grant Lender a security interest in any of Borrower’s assets.

Issue Warrants. Issue warrants for Borrower’s stock.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they think necessary to effectuate these Resolutions.

Further resolved that all acts authorized by these Resolutions and performed before they were adopted are ratified. These Resolutions remain in effect and Lender may rely on them until Lender receives written notice of their revocation.

I certify that the persons listed above are Borrower’s officers with the titles and signatures shown following their names and that these resolutions have not been modified are currently effective. This certification has been executed on December __, 2006.

CERTIFIED TO AND ATTESTED BY:

X
*Secretary or Assistant Secretary

X

*	NOTE: In case the Secretary or other certifying officer is designated by the foregoing resolutions as one of the signing officers, this resolution should also be signed by a second Officer or Director of Borrower.

EXHIBIT F

AGREEMENT TO PROVIDE INSURANCE

TO:	Escalate Capital I, L.P.	Date: December , 2006
2400 Sand Hill Road, Suite 201
Menlo Park, CA 94025

In consideration of an agreement to provide advances in an amount of up to $10,000,000, secured by all tangible personal property including inventory and equipment.

I/We agree to obtain adequate insurance coverage to remain in force during the term of the loan.

I/We also agree to advise the below named agent to add Escalate Capital I, L.P., as lender’s loss payable on the new or existing insurance policy, and to furnish it at above address with a copy of said policy/endorsements and any subsequent renewal policies.

I/We understand that the policy must contain:

1.	Fire and extended coverage in an amount sufficient to cover:

(a)	The amount of the advances, OR

(b)	All existing encumbrances, whichever is greater,

But not in excess of the replacement value of the improvements on the real property.

2.	Lender’s “Loss Payable” Endorsement Form 438 BFU in favor of Agent, or any other form acceptable to Agent.

INSURANCE INFORMATION
Insurance Co./Agent	Telephone No.:

Agent’s Address:

SenoRx, Inc.

By:
Title:

FOR AGENT USE ONLY INSURANCE VERIFICATION: Date: Person Spoken to: Policy Number: Effective From: To: Verified by:

EXHIBIT G

COMPLIANCE CERTIFICATE

TO:	ESCALATE CAPITAL I, L.P.
2400 Sand Hill Road, Suite 201
Menlo Park, CA 94025

FROM:	SenoRx, Inc.

The undersigned Responsible Officer of SenoRx, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Lender (the “Agreement”), Borrower is in complete compliance for the period ending                      with all required covenants except as noted below. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Responsible Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements + CC	Monthly within 30 days		Yes No
Annual (Audited)	FYE within 90 days		Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC		Yes No
A/R & A/P Agings	Monthly within 30 days		Yes No
A/R Audit	Initial and Annual		Yes No

Financial Covenant	Required	Actual	Complies

[To come]

Borrower only has deposit accounts located at the following institutions:                                         .

Comments Regarding Exceptions: See Attached.	LENDER USE ONLY

Received by:
AUTHORIZED SIGNER
Sincerely,	Date:
SENORX, INC.
Verified:
AUTHORIZED SIGNER
SIGNATURE	Date:

Compliance Status: Yes No
TITLE
DATE

Schedule to Loan and Security Agreement

The exact correct corporate name of Borrower is (attach a copy of the formation documents, e.g., articles, partnership agreement): SenoRx, Inc.

Borrower’s State of formation: Delaware

Borrower has operated under only the following other names (if none, so state):

All other addresses at which the Borrower does business are as follows (attach additional sheets if necessary and include all warehouse addresses):

Borrower has deposit accounts and/or investment accounts located only at the following institutions:

List Acct. Numbers:

Liens existing on the Effective Date and disclosed to and accepted by Lender in writing:

Investments existing on the Effective Date and disclosed to and accepted by Lender in writing:

Subordinated Debt:

Indebtedness on the Effective Date and disclosed to and consented to by Lender in writing:

The following is a list of the Borrower’s copyrights (including copyrights of software) which are registered with the United States Copyright Office. (Please include name of the copyright and registration number and attach a copy of the registration):

The following is a list of all software which the Borrower sells, distributes or licenses to others, which is not registered with the United States Copyright Office. (Please include versions which are not registered:

The following is a list of all of the Borrower’s patents which are registered with the United States Patent Office. (Please include name of the patent and registration number and attach a copy of the registration.):

The following is a list of all of the Borrower’s patents which are pending with the United States Patent Office. (Please include name of the patent and a copy of the application.):

The following is a list of all of the Borrower’s registered trademarks. (Please include name of the trademark and a copy of the registration.):

Borrower is not subject to litigation which would have a material adverse effect on the Borrower’s financial condition, except the following (attach additional comments, if needed):

Tax ID Number

Organizational Number, if any: